Exhibit 3.1.90

ARTICLES OF INCORPORATION OF OUTBACK BEVERAGES OF GRAPEVINE, INC.	FILED In the Office of the Secretary of State of Texas AUG 28 1992 Corporations Section

ARTICLE I.

The name of the Corporation is OUTBACK BEVERAGES OF GRAPEVINE, INC.

ARTICLE II.

The period of its duration is perpetual.

ARTICLE III.

The purposes for which the Corporation is organized are:

(1)	To distribute, sell and otherwise dispose of, handle, market, store, deal and trade in and with wines, liquors, ale, beer, other alcoholic and non-alcoholic drinks and beverages of every kind and description at retail, subject, however, to the laws of the United States and of any state requiring a license or permit for engaging in any of such businesses.

(2)	Subject to the provisions of Part 4 of the Texas Miscellaneous Corporation Laws Act, to buy or otherwise, acquire, own, hold, manage, and control real and personal property of every description, including its own stock and stock of any other Corporation, and to sell and convey, mortgage, pledge, lease, or otherwise dispose of such property or any part thereof.

(3)	In general to carry on any other business or businesses whether related or unrelated to any business or power theretofore authorized, and to have and exercise all the powers conferred by the laws of the State of Texas upon corporations, and to do any or all things herein above set forth, whether as principal, agent, contractor, joint venturer, partner, or otherwise, within or without the State of Texas.

(4)	To do any and all other acts or things, necessary to carry out the purposes of the Corporation permitted to be done by the corporations organized under the laws of the State of Texas.

ARTICLE IV.

The street address of the registered office is 3000 Lincoln Plaza, Dallas, Texas 75201, and the name of the registered agent at such address is Robert E. Wilbur.

ARTICLE V.

The number of Directors constituting all the present Board of Directors is two (2) and their names and addresses are as follows:

Steve Grantham

P.O. Box 795549

Dallas, TX 75379

Jeri Ann Shlemon

P.O. Box 795549

Dallas, TX 75379

The directors of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for acts or omissions that occur in the directors’ capacity as directors. This article does not limit the liability of the directors for acts or omissions for (1) a breach of the duty of loyalty to the Corporation or its shareholders; (2) a bad faith breach of a director’s duty to the Corporation, intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

ARTICLE VI.

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000,000 with no par value.

ARTICLE VII.

Except to the extent such power may be modified or divested by action of Shareholders representing a majority of the issued and outstanding shares of the capital stock of the Corporation taken at any regular or special meeting of the Shareholders, the power to adopt, alter, amend, or repeal, the By-Laws of the Corporation shall be vested in the Board of Directors.

ARTICLE VIII.

The Corporation will not commence business until it has received, for the issuance of its shares, consideration of the value of at least One Thousand Dollars ($1,000.00) consisting of money, labor done, or property actually received.

ARTICLE IX.

Cumulative voting as provided in Article 2.29 of the Texas Business Corporation Act, shall be and is hereby expressly prohibited in all elections where otherwise applicable.

ARTICLE X.

The name and address of the Incorporator is:

Robert E. Wilbur

3000 Lincoln Plaza

Dallas, TX 75201

IN WITNESS WHEREOF, I, have hereunto set my hand, this 25th day of August, 1992.

/s/ Robert E. Wilbur Robert E. Wilbur, Incorporator

STATE OF TEXAS

COUNTY OF DALLAS

I, the undersigned, a Notary Public in and for Dallas County, Texas, do hereby certify that on the 25th day of August, 1992, personally appeared before me ROBERT E. WILBUR, who, being by me first duly sworn, declared that he is the person who signed the foregoing instrument, as Incorporator, and that the statements therein contained are true.

Notary Public in and for the State of T E X A S

/s/ Notary

My Commission expires: 12-10-92

DS1-AUS-121292-1/05 31-98/MJM

ARTICLES OF MERGER

Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act the following Texas corporations hereby adopt the following Articles of Merger as set forth herein:

Outback Beverages of Addison, Inc.

Outback Beverages of Arlington, Inc.

Outback Beverages of Cityview, Inc.

Outback Beverages of Hurst, Inc.

Outback Beverages of Irving, Inc.

Outback Beverages of Grapevine, Inc.

Outback Beverages of South Arlington, Inc.

Outback Beverages of Midland, Inc.

Outback Beverages of Lubbock, Inc.

Outback Beverages of El Paso, Inc.

Outback Beverages of Waco, Inc.

1. The Plan of Merger that has been approved by each of the parties to the merger in the manner prescribed by their constituent documents and the Texas Business Corporation Act. A copy of the Plan of Merger is on file at the principal place of business of the sole surviving corporation, as listed below, and a copy of such Plan will be furnished without cost on written request of any shareholder of any party to the merger:

Outback Beverages of North Texas, Inc.

1000 Main, Suite 270

Grapevine, Texas 76051

2. Outback Beverages of Grapevine, Inc. is the surviving corporation. In accordance with the provisions of Section 6.01 of the Plan of Merger, the surviving corporation is changing its name to Outback Beverages of North Texas, Inc. through the amendment of Article One of its Articles of Incorporation, which shall now read as follows:

The name of the corporation is Outback Beverages of North Texas, Inc.

DS 1-AUS-121292-1/05-23-98/MJM

3. For each of the parties to the Plan of Merger, the number of shares outstanding and the number of shares voted in favor of adoption of the Plan are set forth below:

Name of Corporation	Number of Shares Outstanding	Number of Shares Voted For
Outback Beverages of Addison, Inc	10,000	10,000
Outback Beverages of Arlington, Inc.	10,000	10,000
Outback Beverages of Cityview, Inc.	10,000	10,000
Outback Beverages of Hurst, Inc.	10,000	10,000
Outback Beverages of Irving, Inc.	10,000	10,000
Outback Beverages of Grapevine, Inc.	10,000	10,000
Outback Beverages of South Arlington, Inc.	10,000	10,000
Outback Beverages of Midland, Inc.	10,000	10,000
Outback Beverages of Lubbock, Inc.	10,000	10,000
Outback Beverages of El Paso, Inc.	10,000	10,000
Outback Beverages of Waco, Inc.	10,000	10,000

The only class of stock issued by each party to the merger is common stock, all of which is owned by William Blaise Hadley (“Hadley”) and Outback Steakhouse of Florida, Inc., a Florida corporation, (“Outback”) in each case. Outback and Hadley each voted all of their respective shares of stock in each party to the merger in favor of the merger.

4. Outback Beverages of North Texas, Inc, the sole survivor of the merger, will be responsible for the payment of all fees and franchise taxes of any of the parties to the merger as may be required by law.

D S 1-A US-12129 2-1 /05-23-98 /MJM

5. The merger shall be effective as of June 1, 1998, as provided in Section 1.02 of the Plan.

6. William Blaise Hadley is the President of each corporation that is a party to the Plan of Merger (collectively, the “Beverage Companies”) and has been duly authorized by their respective Boards of Directors to execute these Articles on behalf of each of the Beverage Companies.

Dated: May 26, 1998.

/s/ William Blaise Hadley
William Blaise Hadley, President, on behalf of each of the Beverage Companies

ARTICLES OF MERGER

Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act (the “TBCA”) and Article 10.03 of the Texas Limited Liability Company Act (the “TLLCA”), Outback Beverages of North Texas, Inc., a Texas corporation, Billabong Beverage Company, Inc., a Texas corporation, and Outback Beverages of West Texas, LLC, a Texas limited liability company, hereby adopt the following Articles of Merger as set forth herein.

1. The Plan of Merger has been approved by each of the parties to the merger in the manner prescribed by their constituent documents, the TBCA and the TLLCA. A copy of the Plan of Merger is attached hereto as Exhibit A and is on file at the principal place of business of the sole surviving corporation, as listed below. A copy of such Plan will be furnished without cost on written request of any shareholder or member, as the case may be, of any party to the merger:

Outback Beverages of North Texas, Inc.

1620 North Interstate 35 East, Suite 306

Carrollton, Texas 75006

2. Outback Beverages of North Texas, Inc. is the surviving corporation. In accordance with the provisions of Section 6.01 of the Plan of Merger, the surviving corporation is changing its name to Outback Beverages of Texas, Inc.

3. For each of the parties to the Plan of Merger, the number of shares or membership interests outstanding and the number of shares or percentage of membership interests voted in favor of adoption of the Plan are set forth below:

Name of Company	Number of Shares/ Membership Interests Outstanding	Votes In Favor
Outback Beverages of North Texas, Inc.	10,000	10,000
Outback Beverages of West Texas, LLC	1	100%
Billabong Beverage Company, Inc.	1,000	1,000

The only class of stock issued by either Outback Beverages of North Texas, Inc. or Billabong Beverage Company, Inc. is common stock and only regular memberships have been issued by Outback Beverages of West Texas, LLC. All of the equity interests in each party to the merger were voted in favor of the merger by Outback Steakhouse of Florida, LLC, their common owner.

4. Outback Beverages of North Texas, Inc., the sole survivor of the merger, will be responsible for the payment of all fees and franchise taxes of any of the parties to the merger as may be required by law.

5. The merger shall be effective as of July 16, 2007 at 12:02 a.m., as provided in Section 1.02 of the Plan.

6. The individuals listed below have been duly authorized to execute these Articles on behalf of the company they are stated to represent. These Articles may be executed in one or more counterparts, all of which taken together shall constitute but one instrument.

Dated: July 2, 2007

OUTBACK BEVERAGES OF NORTH TEXAS, INC., a Texas corporation

/s/ W. Blaise Hadley
W. Blaise Hadley, President

OUTBACK BEVERAGES OF WEST TEXAS, LLC, a Texas limited liability company

/s/ Tom Kenney
Tom Kenney, President

BILLABONG BEVERAGE COMPANY, INC., a Texas corporation

/s/ Walter Cervin
Walter Cervin, President

KVH/Arts of Merger

OBGen/Merger of OB BevCos

EXHIBIT A

PLAN OF MERGER

OF THE

OUTBACK BEVERAGE COMPANIES

This PLAN OF MERGER OF THE OUTBACK BEVERAGE COMPANIES (this “Plan”) is entered into as of July 2, 2007 by and between OUTBACK BEVERAGES OF WEST TEXAS, LLC, a Texas limited liability company (“Outback West”), BILLABONG BEVERAGE COMPANY, INC., a Texas corporation (“Billabong”) (Outback West and Billabong herein collectively referred to as the “Acquired Companies”) and OUTBACK BEVERAGES OF NORTH TEXAS, INC., a Texas corporation (the “Surviving Corporation”).

ARTICLE 1

PLAN OF MERGER

1.01 Adoption of Plan. A plan of reorganization of the Acquired Companies and Surviving Corporation under the provisions of Article 5.01 et seq. of the Texas Business Corporation Act (the “Corporation Act”), Article 10.01 et seq. of the Texas Limited Liability Company Act (the “LLC Act”) and Section 368(a)(1)(A) of the Internal Revenue Code is adopted as follows:

(a) On the effective date of the merger as set forth in Section 1.02 of the Plan of Merger, the Acquired Companies will be merged into Surviving Corporation to do business and be governed by the laws of Texas.

(b) When this Plan becomes effective, the existence of the Acquired Companies as distinct entities will cease. At that time, Surviving Corporation will succeed to all the rights, title, and interests to all property owned by the Acquired Companies, without reversion or impairment, without any further act, and without transfer or assignment having occurred, but subject to any existing liens or other encumbrances on the property. Surviving Corporation also will be subject to all the debts and obligations of the Acquired Companies (including, but not limited to, all fees and franchise taxes required by law) as the primary obligor, except as otherwise provided by law or contract, and only Surviving Corporation will be liable for the debt or obligation.

(d) Surviving Corporation will carry on business with the assets of the parties to the merger as these companies existed immediately prior to the merger.

(e) OBTex Holdings, Inc. (“OBTex Holdings”), which will own all of the outstanding equity interests of both Surviving Corporation and Acquired Companies on the Effective Date, will surrender all of its equity interests in the Acquired Companies in the manner set forth in this Plan.

(f) Insofar as each of the Acquired Companies and the Surviving Corporation will all be owned one hundred percent (100%) by OBTex Holdings on the Effective Date, no additional shares of Surviving Corporation will be exchanged for the membership interest in Outback West and shares in Billabong surrendered by OBTex Holdings, and OBTex Holdings will simply retain its shares in the Surviving Corporation as recorded on its corporate books.

1.02 Effective Date. The effective date of the merger will be July 16, 2007 at 12:02 a.m. (“Effective Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.01 Outback West. As a material inducement to Billabong and Surviving Corporation to execute this Plan and perform their obligations under this Plan, Outback West represents and warrants to Billabong and Surviving Corporation as follows:

(a) Outback West is a limited liability company duly organized, validly existing, and in good standing under the laws of Texas, with corporate power and authority to own, lease, and operate property and carry on their business as it is now being conducted. Outback West is not required to be qualified as a foreign limited liability company to transact business in any other jurisdiction. Copies of the Articles of Organization and Regulations of Outback West, including all amendments effective as of the date of this Plan, have been delivered to Billabong and Surviving Corporation, and all are complete and correct.

(b) The authorized capitalization of Outback West is set forth on Exhibit A, attached hereto and made a part hereof.

(c) Outback West has no outstanding options, warrants, or other rights to purchase or convert any obligation into any membership interest in Outback West. As of the date of this Plan, Outback West has not agreed to issue or sell any additional membership interest(s).

2.02 Billabong. As a material inducement to Outback West and Surviving Corporation to execute this Plan and perform their obligations under this Plan, Billabong represents and warrants to Surviving Corporation as follows:

(a) Billabong is a corporation duly both organized, validly existing, and in good standing under the laws of Texas, with corporate power and authority to own, lease, and operate property and carry on their business as it is now being conducted. Billabong is not required to be qualified as a foreign limited liability company to transact business in any other jurisdiction. Copies of the Articles of Incorporation and Bylaws of Billabong, including all amendments effective as of the date of this Plan, have been delivered to Outback West and Surviving Corporation, and all are complete and correct.

(b) The authorized capitalization of Billabong is set forth on Exhibit A, attached hereto and made a part hereof.

(c) Billabong has no outstanding options, warrants, or other rights to purchase or convert any obligation into shares in Billabong. As of the date of this Plan, Billabong has not agreed to issue or sell any additional share(s).

2.03 Surviving Corporation. As a material inducement to the Acquired Companies to execute and perform its obligations under this Plan, Surviving Corporation represents and warrants to the Acquired Companies as follows:

(a) Surviving Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Texas, with corporate power and authority to own property and carry on its business as it is now being conducted. Surviving Corporation is not required to be qualified as a foreign corporation to transact business in any other jurisdiction.

(b) Surviving Corporation has an authorized capitalization as set forth on Exhibit A. The one thousand (1,000) shares of Surviving Corporation’s common stock held by Outback Steakhouse of Florida, LLC are fully paid and nonassessable.

2.04 Securities Law. The parties to the merger warrant to arrange mutually for and manage all necessary procedures under the requirements of federal and Texas securities laws and the related supervisory commissions to ensure that this Plan is properly processed to comply with all federal and state registration requirements, or to take full advantage of any lawful and applicable exemptions from registration.

ARTICLE 3

TERMS, CONDITIONS, AND PROCEDURES PRIOR TO

EFFECTIVE DATE

3.01 Conditions Precedent to Obligations of the Acquired Companies. Except as expressly waived in writing by Acquired Companies, all of the obligations of the Acquired Companies are subject to Surviving Corporation’s satisfaction of each of the following conditions on or before the Effective Date:

(a) The representations and warranties made by Surviving Corporation to the Acquired Companies in Article 2 of this Plan will be deemed to have been repeated on the Effective Date and will on that date be true and correct in all material respects. If Surviving Corporation discovers any material error, misstatement, or omission in those representations and warranties on or before the Effective Date, it must report that discovery immediately to the Acquired Companies and must either correct the error, misstatement, or omission or obtain a written waiver from the Acquired Companies.

(b) Surviving Corporation must have performed and complied with all applicable covenants and conditions required by this Plan on or before the Effective Date.

3.02 Conditions Precedent to Obligations of Surviving Corporation. Except as waived in writing by Surviving Corporation, all of the obligations of Surviving Corporation under this Plan are subject to fulfillment of each of the following conditions on or before the Effective Date:

(a) The representations and warranties of the Acquired Companies in this Plan and in any document delivered under this Plan are deemed to have been repeated in full on the Effective Date and must on that date be true and correct in all material respects. If either Acquired Company discovers any material error, misstatement, or omission in those representations and warranties on or before the Effective Date, it must report that discovery immediately to Surviving Corporation and must either correct the error, misstatement, or omission or obtain a written waiver from Surviving Corporation.

(b) The Acquired Companies must have performed and complied with all applicable covenants and conditions in this Plan on or before the Effective Date.

(c) No action or proceeding by any governmental body or agency will have been threatened, asserted, or instituted to restrain or prohibit the completion of the transactions contemplated by this Plan.

3.03 Interim Conduct of Business; Limitations.

(a) Except as limited by this Section 3.03, pending consummation of the merger, each of the parties to the merger will carry on its business in substantially the same manner as prior to the date of this Plan and will use its best efforts to maintain its business organization intact, to retain its present employees, and to maintain its good will in relationships with suppliers and others transacting business with such corporation.

(b) Except with the prior consent in writing of Surviving Corporation, pending consummation of this merger, the Acquired Companies will not enter into any transaction other than those involved in carrying on their ordinary course of business.

ARTICLE 4

HANDLING OF EVIDENCES OF OWNERSHIP;

CAPITALIZATION OF SURVIVING CORPORATION

4.01 No Surrender of Membership Interests Required. Insofar as no certificates evidencing ownership of membership interests in Outback West have ever been issued, OBTex Holdings will not be required to surrender any certificate to the Secretary of the Surviving Corporation for cancellation.

4.02 Surrender of Stock Certificate of Billabong. OBTex Holdings shall surrender the Stock Certificate(s) evidencing its ownership of all of the issued and outstanding shares of Billabong as of the Effective Date.

4.03 Capital Structure of Surviving Corporation. The currently outstanding one thousand (1,000) shares of $.01 par value common stock of Surviving Corporation will remain outstanding as $.01 par value common stock of Surviving Corporation following the Effective Date.

ARTICLE 5

DIRECTORS AND OFFICERS

5.01 Directors of Surviving Corporation. Joseph Kadow, who serves as one of the directors of the Surviving Corporation, shall remain a director of the Surviving Corporation following the Effective Date. William Blaise Hadley and Bobby Jim Golden shall be removed as directors of the Surviving Corporation as of the Effective Date. Michael Yates and Walter Cervin shall be appointed as directors of the Surviving Corporation as of the Effective Date. Therefore, the following individuals shall comprise the Surviving Corporation’s Board of Directors as of the Effective Date:

Joseph Kadow

Michael Yates

Walter Cervin

5.02 Officers of Surviving Corporation. William Blaise Hadley shall be removed as the Surviving Corporation’s President and Secretary and Michael Yates shall be elected to replace him in these positions as of the Effective Date. Laura Pitzer shall continue to serve as a Vice President following the Effective Date. Tom Kenney and Walter Cervin shall be elected as Vice Presidents of Surviving Corporation as of the Effective Date. The officers of the Surviving Corporation shall, therefore, be as follows as of the Effective Date:

Michael Yates, President & Secretary

Laura Pitzer, Vice President

Tom Kenney, Vice President

Walter Cervin, Vice President

ARTICLE 6

ARTICLES OF INCORPORATION AND BYLAWS

6.01 Articles of Incorporation of Surviving Corporation. Article One of Surviving Corporation’s Articles of Incorporation shall be amended to read as follows as of the Effective Date:

The name of the corporation is Outback Beverages of Texas, Inc.

The Surviving Corporation’s Articles of Incorporation, as so amended, will continue in full force until further amended as provided in its Articles of Incorporation or Bylaws.

6.02 Surviving Corporation’s Bylaws. Surviving Corporation’s Bylaws, as existing on the Effective Date, will continue in full force until altered, amended, or repealed as provided in its Bylaws or as provided by law.

ARTICLE 7

ABANDONMENT

7.01 Circumstances Allowing Termination and Abandonment. This Plan may be terminated, and the merger may be abandoned, at any time before the Effective Date, even after the Articles of Merger have been filed with the Texas Secretary of State.

(a) The Board of Directors of any party to the merger may abandon this Plan before the Articles of Merger are filed with the Texas Secretary of State.

(b) To abandon this Plan after the Articles of Merger have been filed with the Texas Secretary of State, an officer or authorized representative must file a statement with the Secretary of State executed on behalf of each party to the merger declaring that the Plan has been abandoned in accordance with the terms of this Plan and Article 5.03, Section I of the Texas Business Corporation Act. The statement must be filed before the Effective Date of the merger.

(c) Regardless of whether the Articles of Merger have been filed with the Texas Secretary of State, this Plan may be abandoned under the following conditions:

(i) Any material litigation or proceeding has been instituted or threatened against another party to the merger or any of its assets, that renders the merger inadvisable or undesirable in the opinion of the Board of Directors of Surviving Corporation or the Manager(s) or Director(s) of Acquired Companies.

(ii) Any legislation has been enacted that, in the opinion of the Board of Directors of Surviving Corporation and/or the Manager(s) or Director(s) of Acquired Companies, renders the merger inadvisable or undesirable.

(iii) After the date of execution of this Plan, there has been, in the opinion of the Board of Directors of Surviving Corporation and/or the Manager(s) or Director(s) of Acquired Companies, any materially adverse changes in the business or condition, financial or otherwise, of another party to the merger.

(d) At the election of Surviving Corporation’s Board of Directors, if, without the prior consent in writing of Surviving Corporation, Acquired Companies have:

(i) Created or issued any indebtedness for borrowed money; or

(ii) Entered into any transaction other than those involved in the ordinary course of business.

7.02 Notice of and Liability on Termination of Plan. If an election is made to abandon this Plan under Section 7.01:

(a) An officer or authorized representative of the party who has made the election must give immediate written notice of the election to the other parties to the merger.

(b) When notice has been properly effected as provided in subsection (a), and when an appropriate statement has been filed with the Secretary of State as provided in Section 7.01(b), this Plan will terminate and the proposed merger will be abandoned. Except for payment of its own costs and expenses incident to this Plan, there will be no liability on the part of any party to the merger as a result of the abandonment.

7.03 Automatic Termination. This Plan shall terminate and be of no further force or effect in the event that any party has received notice from the Texas Alcoholic Beverage Commission that the permits authorizing such party’s sale of alcoholic beverages at the Outback Steakhouse restaurants where it holds a concession to sell same will not be renewed if the transfer of its equity to OBTexas Holdings is consummated or OBTex Holdings has otherwise failed to acquire all of the outstanding equity in the Surviving Corporation and the Acquired Companies prior to the Effective Date.

ARTICLE 8

ENFORCEMENT AND INTERPRETATION

8.01 Further Assurances and Assignments. Acquired Companies agree that when requested by Surviving Corporation or by its successors or assigns, Acquired Companies will execute and deliver, or cause to be executed and delivered, any instruments necessary to consummate the transaction that is the subject of this Plan. Acquired Companies also agree to take, or cause to be taken, any further actions, assignments, or assurances that are necessary to vest, perfect, and conform title of Surviving Corporation to all the property, rights, privileges, powers, and franchises referred to in Article 1 of this Plan, and otherwise necessary to carry out the intent and purposes of this Plan.

8.02 Entire Agreement and Counterparts. This instrument and any exhibits attached to and incorporated herein contain the entire agreement between the parties with respect to the transaction contemplated by this Plan. It may be executed in any number of counterparts; however, all counterparts taken together will constitute one original.

8.03 Controlling Law. The validity, interpretation, and performance of this Plan is controlled by and construed under the laws of Texas, the state in which this Plan is being executed.

IN WITNESS WHEREOF, the parties, intending to be bound, execute this Plan of Merger as of the date first written above.

ACQUIRED COMPANIES:

OUTBACK BEVERAGES OF WEST TEXAS, L.L.C, a Texas limited liability company

/s/ Tom Kenney
Tom Kenney, President

BILLABONG BEVERAGE COMPANY, INC., a Texas corporation

/s/ Walter Cervin
Walter Cervin, President

SURVIVING CORPORATION:

OUTBACK BEVERAGES OF NORTH TEXAS, INC., a Texas Corporation

/s/ W. Blaise Hadley
W. Blaise Hadley, President

KVH/Plan of Merger

OB Gen/Merger of OB BevCos

EXHIBIT A

AUTHORIZED CAPITAL OF

THE OUTBACK BEVERAGE COMPANIES

Acquired Companies	Authorized Capital

Outback Beverages of West Texas, LLC	One membership interest; no par value

Billabong Beverage Company, Inc.	1,000 shares; $.01 par value

Surviving Corporation

Outback Beverages of North Texas, Inc.	1,000,000; no par value